Exhibit 99.1
News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
April 23, 2012
SunTrust Reports First Quarter 2012 Results
Earns $0.46 Per Share on Improved Core Performance
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $245 million, or $0.46 per average common share, for the first quarter of 2012. Earnings per average common share increased by $0.33 from the fourth quarter of 2011 and by $0.38 from the first quarter of 2011.
“Our core performance this quarter drove a solid start to 2012 and marked a continuation of the improved momentum we built during 2011,” said William H. Rogers, Jr. chairman and chief executive officer of SunTrust Banks, Inc. “Improved revenue, as well as continued favorable trends in loans, deposits, and credit metrics were hallmarks for the quarter.”  Mr. Rogers also noted that the Company's expense savings program continues to progress.
First Quarter 2012 Financial Highlights
Income Statement

•	Continued improvement in core business fundamentals helped drive net income available to common shareholders of $245 million.

•	Revenue grew 8% and 3% compared to the prior quarter and the first quarter of 2011, respectively.

•	Net interest income grew 1% and 5% compared to the fourth and first quarters of 2011, respectively. Higher loan balances and favorable trends in the deposit mix and pricing were the primary drivers.

•	Lower rates on liabilities, partially offset by a decline in loan yields, resulted in a three basis point increase in the net interest margin over the prior quarter to 3.49%.

•	Strong mortgage refinancing activity drove a 21% increase in noninterest income from the prior quarter; noninterest income was relatively stable compared to the first quarter of 2011.

•
Noninterest expense declined 8% from the prior quarter, largely due to the $120 million fourth quarter 2011 accrual for the potential mortgage servicing settlement. Compared to the first quarter of 2011, expenses increased 5%, driven by higher employee compensation and benefits expenses and higher operating losses.

Balance Sheet

•
Average loans increased 3% compared to the prior quarter. Commercial & industrial, guaranteed student and guaranteed mortgage loans were the primary drivers of the growth, while certain real estate-related loan portfolios continued to decline.

•	Average client deposits grew to another record level, increasing 1% compared to the prior quarter, while the favorable trend in the deposit mix toward lower-cost accounts continued.

Capital

•	Estimated capital ratios continue to be well above current regulatory requirements, as well as the Basel III proposed guidance. The Tier 1 common ratio increased to 9.30%.

Asset Quality

•	Credit quality continued to improve with net charge-offs, nonperforming loans and assets, and early stage delinquencies all declining.

◦	Net charge-offs declined 11% compared with the prior quarter; the annualized net charge-off ratio was 1.38%, lower by 19 basis points compared to the prior quarter.

◦	Nonperforming loans declined 9%, the eleventh consecutive quarterly decline.

◦	Early stage delinquencies declined 13 basis points sequentially as a result of improvements in the home equity, non-guaranteed mortgage, and consumer indirect portfolios.

•	Provision for credit losses declined modestly. The allowance for loan losses was $2.3 billion, or 1.92% of total loans.

Income Statement (presented on a fully taxable-equivalent basis)	1Q 2011	4Q 2011	1Q 2012
(Dollars in millions, except per share data)
Net income	$180	$74	$250
Net income available to common shareholders	38	71	245
Earnings per average common diluted share	0.08	0.13	0.46
Total revenue	2,160	2,047	2,218
Total revenue, excluding net securities gains/losses	2,096	2,028	2,200
Net interest income	1,277	1,324	1,342
Provision for credit losses	447	327	317
Noninterest income	883	723	876
Noninterest expense	1,465	1,667	1,541
Net interest margin	3.53%	3.46%	3.49%

Balance Sheet
(Dollars in billions)
Average loans	$115.2	$119.5	$122.5
Average consumer and commercial deposits	120.7	125.1	125.8

Capital
Tier 1 capital ratio(1)	11.00%	10.90%	10.95%
Tier 1 common equity ratio(1)	9.05%	9.22%	9.30%
Total average shareholders’ equity to total average assets	13.35%	11.61%	11.45%

Asset Quality
Net charge-offs to average loans (annualized)	2.01%	1.57%	1.38%
Allowance for loan losses to period end loans	2.49%	2.01%	1.92%
Nonperforming loans to total loans	3.46%	2.37%	2.16%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.2 billion for the first quarter of 2012, an increase of $171 million from the prior quarter and $58 million higher than the first quarter of 2011. Net gains from the sales of securities were $18 million for the first quarter of 2012 compared to $19 million for the fourth quarter of 2011 and $64 million for the first quarter of 2011. Excluding net securities gains, total revenue increased 8% and 5%, respectively, compared to the fourth and first quarters of 2011. The increase in revenue was predominantly due to higher mortgage-related revenue and higher net interest income.
Net Interest Income
For the first quarter of 2012, net interest income was $1,342 million compared to $1,324 million for the prior quarter and $1,277 million for the first quarter of 2011. The 1% and 5% increases over the fourth and first quarters of 2011, respectively, were driven by higher loan balances and lower interest expense, the latter of which was a result of the continued favorable shift in the deposit mix toward lower-cost accounts and lower wholesale funding costs.
Net interest margin for the first quarter of 2012 was 3.49%, an increase of three basis points from the fourth quarter of 2011 and a decline of four basis points from the first quarter of 2011. On a sequential quarter basis, the increase was driven by a nine basis point decline in interest-bearing liability costs due to lower rates paid on deposits and other funding sources. This was partially offset by a five basis point decline in earning asset yields, due to lower loan yields. Compared to the first quarter of 2011, the decline in the net interest margin was primarily due to 5% growth in earning assets, as the 30 basis point decline in earning asset yields due to lower loan yields was offset by a 30 basis point decline in interest-bearing liabilities driven by lower rates paid on deposits and other funding sources.
Noninterest Income
Total noninterest income was $876 million for the first quarter of 2012 compared to $723 million for the fourth quarter of 2011 and $883 million for the first quarter of 2011. The $153 million sequential quarter increase was driven by higher mortgage-related revenue, partially offset by lower revenue from investment banking, trading income, and service charges on deposits accounts. The decline of $7 million from the first quarter of 2011 was attributable to lower securities gains and card fees, largely offset by higher mortgage-related income.
Mortgage production income was $63 million for the first quarter of 2012, compared to losses of $62 million for the fourth quarter of 2011 and $1 million for the first quarter of 2011. The $125 million sequential quarter increase was predominantly driven by increased mortgage loan production volume, higher gain on sale margins, and a $40 million decrease in the mortgage repurchase provision. As of March 31, 2012, reserves for mortgage repurchases totaled $383 million, an increase of $63 million from the prior quarter. The reserve was increased due to the continued high level of repurchase demands received during the quarter and because the decline in mortgage repurchase losses could be largely related to timing. Compared to the first quarter of 2011, mortgage production income increased $64 million, primarily due to higher loan production and increased gain on sale margins, partially offset by an increase in the mortgage repurchase provision. Mortgage loan production increased 12% over the sequential quarter and 33% over the first quarter of 2011 as refinancing activity increased due to the HARP 2.0 program and the low mortgage interest rate environment.
Mortgage servicing income was $81 million for the first quarter of 2012 compared to $22 million for the prior quarter and $72 million for the first quarter of 2011. The $59 million sequential quarter increase was due to improved net hedge performance in the current quarter, as well as a $38 million reduction in the fair value of the MSR asset that was recognized during the fourth quarter of 2011 in anticipation of increased refinancing activity arising from the HARP 2.0 program. Improved net hedge performance was the primary driver of the current quarter increase over the first quarter of 2011. The mortgage servicing portfolio was $155 billion at the end of the first quarter of 2012.
Card fees were $61 million for the first quarter of 2012, essentially equal to the prior quarter and down $39 million from the first quarter of 2011. The decline from the prior year was the result of regulations on debit card interchange fees that became effective at the beginning of the fourth quarter of 2011.

Investment banking income was $71 million for the first quarter of 2012 compared to $87 million for the prior quarter and $67 million for the first quarter of 2011. The sequential quarter decline was due to seasonally lower loan syndication fee income, partially offset by higher bond origination fees. The increase relative to the first quarter of 2011 was attributable to higher bond origination fees.
Trading income was $57 million for the first quarter of 2012 compared to $77 million for the prior quarter and $52 million for the first quarter of 2011. The $20 million sequential quarter decline was attributable to the improvement in the Company's credit spreads during the current quarter, which resulted in a $22 million market valuation loss on the Company's fair value debt and index-linked CDs, net of hedges, compared to market valuation gains of $17 million in the prior quarter. Partially offsetting the impact from market valuation losses was an increase in core trading activity and a decrease in valuation losses on illiquid securities in the current quarter. The $5 million increase in trading income compared to the first quarter of 2011 was primarily driven by higher core trading activity, which was partially offset by lower valuation gains on illiquid securities.
Other noninterest income was $57 million for the first quarter of 2012 compared to $39 million for the prior quarter and $47 million for the first quarter of 2011. The $18 million sequential quarter increase was largely driven by higher leasing gains in the current quarter and certain asset write-downs recorded in the fourth quarter of 2011. The $10 million increase compared to the first quarter of 2011 was also largely due to higher leasing gains.
Noninterest Expense
Noninterest expense was $1,541 million for the first quarter of 2012 compared to $1,667 million for the fourth quarter of 2011 and $1,465 million for the first quarter of 2011. The decrease of $126 million, or 8%, compared to the prior quarter was largely driven by the $120 million accrual for the potential mortgage servicing settlement recorded in the fourth quarter of 2011. Declines in most other expense categories were predominantly offset by increased employee compensation and benefits expense. Compared to the first quarter of 2011, expenses increased $76 million, or 5%, driven by higher employee compensation and benefits expenses and operating losses.
Employee compensation and benefits expense increased $173 million from the prior quarter. The fourth quarter of 2011 included a $60 million gain in connection with the Company's decision to curtail its defined benefit pension plans, net of a discretionary 401(k) contribution. Additionally, employee compensation and benefits expense was reduced in the fourth quarter of 2011 due to a year-end reduction in incentive compensation related to the Company's full year 2011 financial performance.  The balance of the sequential quarter increase was primarily attributable to seasonally higher 401(k) and payroll taxes in the current quarter. The $43 million, or 6%, increase in employee compensation and benefits expense from the first quarter of 2011 was due to higher incentive compensation associated with improved business performance and annual salary increases, partially offset by a 437 person reduction in full-time equivalent employees.
Operating losses declined by $36 million from the prior quarter and increased by $33 million from the first quarter of 2011. The changes in both periods were driven by litigation-related expenses, which tend to fluctuate based on specific legal matters, as well as operating losses associated with mortgage servicing, which decreased in the current period compared to the prior quarter but increased relative to the first quarter of 2011.
Other noninterest expense decreased $103 million from the prior quarter. Credit-related expenses, which is comprised of other real estate-related expenses and credit and collection costs, decreased $55 million due to seasonally higher tax and insurance payments on delinquent loans occurring in the fourth quarter of 2011, as well as lower losses recognized on OREO during the current quarter. Severance expense related to the Playbook for Profitable Growth (PPG) initiative was $10 million during the first quarter of 2012, a decline of $17 million compared to the prior quarter. As of the end of the current quarter, $190 million in annualized expenses had been eliminated from the Company's expense base through PPG, compared to the $300 million goal expected to be achieved by year end 2013. Compared to the first quarter of 2011, other expenses increased $12 million driven by higher consulting expense associated with complying with the mortgage servicing Consent Order, partially offset by a decline in other real estate expense.
Other drivers of the sequential quarter decline in noninterest expense included a $32 million reduction in marketing and customer development, due to seasonally lower advertising spending, and a $16 million decrease in FDIC premiums and regulatory assessments.

Income Taxes
For the first quarter of 2012, the Company recorded an income tax provision of $69 million compared to an income tax benefit of $57 million for the fourth quarter of 2011 and a provision of $33 million for the first quarter of 2011. The effective tax rate was 22% for the first quarter of 2012 compared to 16% for the first quarter of 2011. The effective tax rate for each quarterly period was primarily the result of positive pre-tax earnings adjusted for net favorable permanent tax items, such as interest income from lending to tax-exempt entities and federal tax credits from community reinvestment activities. Such items, together with the relatively lower pre-tax earnings in the fourth quarter of 2011, resulted in the net tax benefit for that quarter.

U.S. Treasury Preferred Dividends
The Company formerly paid dividends to the U.S. Treasury on its $4.85 billion of TARP preferred securities through the first quarter of 2011. The Company redeemed these shares at the end of the first quarter of 2011 and, therefore, did not pay such dividends during 2012 or the last three quarters of 2011. The first quarter of 2011 included $66 million of preferred dividends paid to the U.S. Treasury and a $74 million, or $0.14 per common share, non-cash charge related to the unamortized discount that was recognized upon the redemption of the TARP preferred shares.
Balance Sheet
As of March 31, 2012, the Company had total assets of $178.2 billion and shareholders’ equity of $20.2 billion, representing 11.4% of total assets. Book value and tangible book value per common share increased to $37.11 and $25.49, respectively, as of March 31, 2012.
Loans
Average loans for the first quarter of 2012 were $122.5 billion, compared to average loans of $119.5 billion and $115.2 billion during the fourth and first quarters of 2011, respectively. On a sequential quarter basis, the $3.1 billion, or 3%, growth was concentrated in commercial & industrial loans, which increased $1.1 billion, government-guaranteed mortgage loans, which increased $1.2 billion, and government-guaranteed student loans, which grew by $1.3 billion primarily as a result of portfolio acquisitions in the fourth quarter of 2011. Average loans increased $7.4 billion, or 6%, over the first quarter of 2011. Growth was driven by targeted loan categories, including commercial & industrial and government-guaranteed student and residential mortgage loans, which increased by over $10 billion combined, while certain real estate-related loan categories were managed down. The reduction in real estate-related loans, together with an increase in government-guaranteed loans, resulted in continued improvement in the risk profile of the loan portfolio. As of March 31, 2012, 11% of the Company’s loan portfolio was comprised of government-guaranteed loans, up from 8% at the end of the first quarter of 2011.
Deposits
Average consumer and commercial deposits for the first quarter of 2012 were $125.8 billion, compared to $125.1 billion and $120.7 billion for the fourth and first quarters of 2011, respectively. The favorable shift in the deposit mix toward lower cost accounts continued during the quarter, with the $0.8 billion sequential quarter growth in average deposits being driven by a $1.3 billion, or 4%, increase in demand deposits, partially offset by a $0.7 billion, or 4% decline in time deposits.
Compared to the first quarter of 2011, average consumer and commercial deposits increased $5.1 billion, or 4%. Average demand deposits increased $7.1 billion, or 25%, while time deposits declined $2.4 billion, or 12%.

Capital and Liquidity
The Company’s estimated capital ratios are well above regulatory requirements, as well as the proposed guidelines recently published by the Basel Committee and endorsed by U.S. regulatory agencies. The Tier 1 capital and Tier 1 common ratios were estimated at 10.95% and 9.30%, respectively. The ratios of total average equity to total average assets and tangible equity to tangible assets were 11.45% and 8.14%, respectively, as of March 31, 2012. The Company continues to have substantial available liquidity provided in the form of its client deposit base, other available funding resources, and the retention of cash and high-quality government-backed securities.
Asset Quality
Asset quality continued to improve during the quarter, with declines in early-stage delinquencies, net charge-offs, nonperforming loans, and nonperforming assets.
Nonperforming loans declined for the eleventh consecutive quarter and totaled $2.6 billion as of March 31, 2012. Relative to the fourth quarter of 2011, the $254 million, or 9%, decline occurred across virtually all loan categories, most prominently in commercial construction and residential mortgages. A portion of the decline was attributable to the transfer of $86 million of nonperforming residential mortgage loans to held for sale, as the Company elected to actively market these loans and intends to sell them during the second quarter of 2012. As a result of transferring the loans to held for sale, the Company recognized a $26 million charge-off to reflect the loans' estimated market value. Compared to March 31, 2011, nonperforming loans declined $1.3 billion, or 33%, with declines across all categories, most significantly in commercial construction. At the end of the first quarter of 2012, the percentage of nonperforming loans to total loans was 2.16%, down by 21 and 130 basis points from the fourth and first quarters of 2011, respectively. Other real estate owned totaled $411 million at the end of the current quarter, down 14% on a sequential quarter basis and down 23% since March 31, 2011.
Net charge-offs were $422 million in the current quarter compared to $472 million for the prior quarter and $571 million for the first quarter of 2011. The $50 million sequential quarter decline was spread across almost all categories except for residential mortgages, which was impacted by incremental charge-offs related to the transfer of nonperforming loans to held for sale. Compared to the first quarter of 2011, net charge-offs decreased $149 million, or 26%, with declines widespread across loan categories, most notably residential loans. The ratio of annualized net charge-offs to total average loans was 1.38%, a reduction of 19 basis points and 63 basis points from the fourth and first quarters of 2011, respectively. The provision for credit losses was $317 million, down by $10 million and $130 million from the prior quarter and the first quarter of 2011, respectively.
As of March 31, 2012, the allowance for loan losses was $2.3 billion and represented 1.92% of total loans, down nine basis points from December 31, 2011. The $109 million decline in the allowance for loan losses during the first quarter of 2012 was reflective of the continued improvement in asset quality, partially offset by growth in the loan portfolio.
Early stage delinquencies decreased 13 basis points to 1.04% from the end of the fourth quarter of 2011. This quarterly decrease was primarily due to improvement in the home equity, non-guaranteed mortgage, and consumer indirect portfolios. Excluding government-guaranteed loans, early stage delinquencies were 0.59%, a decline of nine basis points from December 31, 2011.
Accruing restructured loans totaled $2.8 billion, and nonaccruing restructured loans totaled $0.7 billion as of March 31, 2012. Accruing restructured loans declined moderately, while nonaccruing restructured loans declined $88 million compared to the prior quarter. $3.1 billion of restructured loans related to residential loans, while $0.4 billion were commercial loans.

LINE OF BUSINESS FINANCIAL PERFORMANCE
Line of Business Results
The Company has included line of business financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. In response to recent organizational changes the Company’s has realigned its business segments which now include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming quarterly report on Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.
Conference Call
SunTrust management will host a conference call on April 23, 2012, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q12). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q12). A replay of the call will be available approximately one hour after the call ends on April 23, 2012, and will remain available until May 4, 2012, by dialing 1-800-879-6754 (domestic) or 1-402-220-5334 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of April 23, 2012, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Important Cautionary Statement About Forward-Looking Statements
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release may contain forward-looking statements. Any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic reports that we file with the SEC. Those factors include: as one of the largest lenders in the Southeast and Mid-Atlantic U.S. and a provider of financial products and services to consumers and businesses across the U.S., our financial results have been, and may continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition; legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; loss of customer deposits and market illiquidity could increase our funding costs; we rely on the mortgage secondary market and GSEs for some of our liquidity; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; a downgrade in the U.S. government's sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to us and general economic conditions that we are not able to predict; the failure of the European Union to stabilize the fiscal condition and creditworthiness of its weaker member economies, such as Greece, Portugal, Spain, Hungary, Ireland, and Italy, could have international implications potentially impacting global financial institutions, the financial markets, and the economic recovery underway in the U.S.; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or as a result of certain breaches of our servicing agreements, and this could harm our liquidity, results of operations, and financial condition; financial difficulties or credit downgrades of mortgage and bond insurers may adversely affect our servicing and investment portfolios; we may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies and practices; our mortgage production and servicing revenue can be volatile; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity; changes in interest rates could also reduce the value of our MSRs and mortgages held for sale, reducing our earnings; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; we rely on other companies to provide key components of our business infrastructure; the soundness of other financial institutions could adversely affect us; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we might not pay dividends on your common stock; our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends; disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our accounting policies and processes are critical to how we report our financial condition and results of operations, and they require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our framework for managing risks may not be effective in mitigating risk and loss to us; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31%
	2012	2011	Change [4]
EARNINGS & DIVIDENDS
Net income	$250	$180	39%
Net income available to common shareholders	245	38	NM
Total revenue - FTE [1,2]	2,218	2,160	3
Total revenue - FTE excluding securities gains, net [1,2]	2,200	2,096	5
Net income per average common share
Diluted	0.46	0.08	NM
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	0.46	0.22	NM
Basic	0.46	0.08	NM
Dividends paid per common share	0.05	0.01	NM
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$176,855	$173,066	2%
Earning assets	154,623	146,786	5
Loans	122,542	115,162	6
Consumer and commercial deposits	125,843	120,710	4
Brokered time and foreign deposits	2,274	2,606	(13)
Total shareholders’ equity	20,256	23,107	(12)
As of
Total assets	178,226	170,794	4
Earning assets	154,950	145,895	6
Loans	122,691	114,932	7
Allowance for loan and lease losses	2,348	2,854	(18)
Consumer and commercial deposits	127,718	121,559	5
Brokered time and foreign deposits	2,314	2,426	(5)
Total shareholders’ equity	20,241	19,223	5
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.57%	0.42%	36%
Return on average common shareholders’ equity	4.94	0.84	NM
Net interest margin [2]	3.49	3.53	(1)
Efficiency ratio [2]	69.50	67.83	2
Tangible efficiency ratio [1,2]	69.02	67.32	3
Effective tax rate	21.55	15.54	39
Tier 1 common equity [3]	9.30	9.05	3
Tier 1 capital [3]	10.95	11.00	—
Total capital [3]	13.70	13.92	(2)
Tier 1 leverage [3]	8.75	8.72	—
Total average shareholders’ equity to total average assets	11.45	13.35	(14)
Tangible equity to tangible assets [1]	8.14	7.87	3

Book value per common share	$37.11	$35.49	5
Tangible book value per common share [1]	25.49	23.79	7
Market price:
High	24.93	33.14	(25)
Low	18.07	27.38	(34)
Close	24.17	28.84	(16)
Market capitalization	13,005	15,482	(16)
Average common shares outstanding (000s)
Diluted	536,407	503,503	7
Basic	533,100	499,669	7
Full-time equivalent employees	28,615	29,052	(2)
Number of ATMs	2,914	2,924	—
Full service banking offices	1,651	1,665	(1)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2012	December 31 2011	September 30 2011	June 30 2011	March 31 2011
EARNINGS & DIVIDENDS
Net income	$250	$74	$215	$178	$180
Net income available to common shareholders	245	71	211	174	38
Total revenue - FTE [1,2]	2,218	2,047	2,196	2,198	2,160
Total revenue - FTE excluding securities gains, net [1,2]	2,200	2,028	2,194	2,166	2,096
Net income per average common share
Diluted	0.46	0.13	0.39	0.33	0.08
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	0.46	0.13	0.39	0.33	0.22
Basic	0.46	0.13	0.40	0.33	0.08
Dividends paid per common share	0.05	0.05	0.05	0.01	0.01
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$176,855	$174,085	$172,076	$170,527	$173,066
Earning assets	154,623	151,561	146,836	145,985	146,786
Loans	122,542	119,474	115,638	114,920	115,162
Consumer and commercial deposits	125,843	125,072	122,974	121,879	120,710
Brokered time and foreign deposits	2,274	2,293	2,312	2,340	2,606
Total shareholders’ equity	20,256	20,208	20,000	19,509	23,107
As of
Total assets	178,226	176,859	172,553	172,173	170,794
Earning assets	154,950	154,696	148,991	146,367	145,895
Loans	122,691	122,495	117,475	114,913	114,932
Allowance for loan and lease losses	2,348	2,457	2,600	2,744	2,854
Consumer and commercial deposits	127,718	125,611	123,933	121,671	121,559
Brokered time and foreign deposits	2,314	2,311	2,318	3,250	2,426
Total shareholders’ equity	20,241	20,066	20,200	19,660	19,223
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.57%	0.17%	0.50%	0.42%	0.42%
Return on average common shareholders’ equity	4.94	1.41	4.23	3.61	0.84
Net interest margin [2]	3.49	3.46	3.49	3.53	3.53
Efficiency ratio [2]	69.50	81.45	71.05	70.17	67.83
Tangible efficiency ratio [1,2]	69.02	80.99	70.55	69.64	67.32
Effective tax rate [4]	21.55	NM	17.33	24.45	15.54
Tier 1 common equity [3]	9.30	9.22	9.31	9.22	9.05
Tier 1 capital [3]	10.95	10.90	11.10	11.11	11.00
Total capital [3]	13.70	13.67	13.91	14.01	13.92
Tier 1 leverage [3]	8.75	8.75	8.90	8.92	8.72
Total average shareholders’ equity to total average assets	11.45	11.61	11.62	11.44	13.35
Tangible equity to tangible assets [1]	8.14	8.10	8.38	8.07	7.87

Book value per common share	$37.11	$36.86	$37.29	$36.30	$35.49
Tangible book value per common share [1]	25.49	25.18	25.60	24.57	23.79
Market price:
High	24.93	21.31	26.52	30.13	33.14
Low	18.07	15.79	16.51	24.63	27.38
Close	24.17	17.70	17.95	25.80	28.84
Market capitalization	13,005	9,504	9,639	13,852	15,482
Average common shares outstanding (000s)
Diluted	536,407	535,717	535,395	535,416	503,503
Basic	533,100	532,146	531,928	531,792	499,669
Full-time equivalent employees	28,615	29,182	29,483	29,235	29,052
Number of ATMs	2,914	2,899	2,889	2,919	2,924
Full service banking offices	1,651	1,659	1,658	1,661	1,665

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease) [2]
	March 31
	2012	2011	Amount	%
Interest income	$1,534	$1,554	($20)	(1)%
Interest expense	223	305	(82)	(27)
NET INTEREST INCOME	1,311	1,249	62	5
Provision for credit losses	317	447	(130)	(29)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	994	802	192	24
NONINTEREST INCOME
Service charges on deposit accounts	164	163	1	1
Trust and investment management income	130	135	(5)	(4)
Retail investment services	59	58	1	2
Other charges and fees	115	126	(11)	(9)
Investment banking income	71	67	4	6
Trading income	57	52	5	10
Card fees	61	100	(39)	(39)
Mortgage production related income/(loss)	63	(1)	64	NM
Mortgage servicing related income	81	72	9	13
Other noninterest income	57	47	10	21
Net securities gains	18	64	(46)	(72)
Total noninterest income	876	883	(7)	(1)
NONINTEREST EXPENSE
Employee compensation and benefits	797	754	43	6
Net occupancy expense	88	89	(1)	(1)
Outside processing and software	176	158	18	11
Equipment expense	45	44	1	2
Marketing and customer development	27	38	(11)	(29)
Amortization of intangible assets	11	11	—	—
Operating losses	60	27	33	NM
FDIC premium/regulatory exams	52	71	(19)	(27)
Other noninterest expense	285	273	12	4
Total noninterest expense	1,541	1,465	76	5
INCOME BEFORE PROVISION FOR INCOME TAXES	329	220	109	50
Provision for income taxes	69	33	36	NM
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	260	187	73	39
Net income attributable to noncontrolling interest	10	7	3	43
NET INCOME	$250	$180	$70	39%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$245	$38	$207	NM
Net interest income - FTE [1]	1,342	1,277	65	5
Net income per average common share
Diluted	0.46	0.08	0.38	NM
Basic	0.46	0.08	0.38	NM
Cash dividends paid per common share	0.05	0.01	0.04	NM
Average common shares outstanding (000s)
Diluted	536,407	503,503	32,904	7
Basic	533,100	499,669	33,431	7

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	March 31	December 31	Increase/(Decrease) [2]		September 30	June 30	March 31
	2012	2011	Amount	%	2011	2011	2011
Interest income	$1,534	$1,543	($9)	(1)%	$1,538	$1,546	$1,554
Interest expense	223	249	(26)	(10)	275	287	305
NET INTEREST INCOME	1,311	1,294	17	1	1,263	1,259	1,249
Provision for credit losses	317	327	(10)	(3)	347	392	447
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	994	967	27	3	916	867	802
NONINTEREST INCOME
Service charges on deposit accounts	164	176	(12)	(7)	176	170	163
Trust and investment management income	130	127	3	2	134	135	135
Retail investment services	59	55	4	7	58	59	58
Other charges and fees	115	121	(6)	(5)	130	130	126
Investment banking income	71	87	(16)	(18)	68	95	67
Trading income	57	77	(20)	(26)	66	53	52
Card fees	61	62	(1)	(2)	104	105	100
Mortgage production related income/(loss)	63	(62)	125	NM	54	4	(1)
Mortgage servicing related income	81	22	59	NM	58	72	72
Other noninterest income	57	39	18	46	53	57	47
Net securities gains	18	19	(1)	(5)	2	32	64
Total noninterest income	876	723	153	21	903	912	883
NONINTEREST EXPENSE
Employee compensation and benefits	797	624	173	28	750	748	754
Net occupancy expense	88	88	—	—	90	89	89
Outside processing and software	176	169	7	4	164	162	158
Equipment expense	45	46	(1)	(2)	44	44	44
Marketing and customer development	27	59	(32)	(54)	41	46	38
Potential mortgage servicing settlement and claims expense	—	120	(120)	(100)	—	—	—
Amortization of intangible assets	11	9	2	22	11	12	11
Operating losses	60	96	(36)	(38)	72	62	27
FDIC premium/regulatory exams	52	68	(16)	(24)	80	81	71
Other noninterest expense	285	388	(103)	(27)	308	298	273
Total noninterest expense	1,541	1,667	(126)	(8)	1,560	1,542	1,465
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	329	23	306	NM	259	237	220
Provision/(benefit) for income taxes	69	(57)	126	NM	45	58	33
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	260	80	180	NM	214	179	187
Net income/(loss) attributable to noncontrolling interest	10	6	4	67	(1)	1	7
NET INCOME	$250	$74	$176	NM	$215	$178	$180
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$245	$71	$174	NM	$211	$174	$38
Net interest income - FTE [1]	1,342	1,324	18	1	1,293	1,286	1,277
Net income per average common share
Diluted	0.46	0.13	0.33	NM	0.39	0.33	0.08
Basic	0.46	0.13	0.33	NM	0.40	0.33	0.08
Cash dividends paid per common share	0.05	0.05	—	—	0.05	0.01	0.01
Average common shares outstanding (000s)
Diluted	536,407	535,717	690	—	535,395	535,416	503,503
Basic	533,100	532,146	954	—	531,928	531,792	499,669

[1]
Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of March 31		Increase/(Decrease)[2]
	2012	2011	Amount	%
ASSETS
Cash and due from banks	$5,019	$5,216	($197)	(4)%
Interest-bearing deposits in other banks	21	20	1	5
Securities purchased under agreements to resell	941	981	(40)	(4)
Trading assets	6,316	6,289	27	—
Securities available for sale	27,323	26,569	754	3
Loans held for sale	2,749	2,165	584	27
Loans held for investment:
Commercial & industrial	50,189	45,080	5,109	11
Commercial real estate	4,910	6,043	(1,133)	(19)
Commercial construction	1,086	2,109	(1,023)	(49)
Residential mortgages - guaranteed	6,447	4,516	1,931	43
Residential mortgages - nonguaranteed	23,653	23,443	210	1
Residential home equity products	15,472	16,382	(910)	(6)
Residential construction	924	1,208	(284)	(24)
Consumer student loans - guaranteed	7,186	4,477	2,709	61
Consumer other direct	2,152	1,786	366	20
Consumer indirect	10,145	9,469	676	7
Consumer credit cards	527	419	108	26
Total loans held for investment	122,691	114,932	7,759	7
Allowance for loan and lease losses	(2,348)	(2,854)	(506)	(18)
Net loans held for investment	120,343	112,078	8,265	7
Goodwill	6,344	6,324	20	—
Other intangible assets	1,155	1,659	(504)	(30)
Other real estate owned	411	534	(123)	(23)
Other assets	7,604	8,959	(1,355)	(15)
Total assets[1]	$178,226	$170,794	$7,432	4%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$36,771	$28,521	$8,250	29%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,502	25,462	40	—
Money market accounts	42,683	43,055	(372)	(1)
Savings	5,134	4,518	616	14
Consumer time	11,306	12,747	(1,441)	(11)
Other time	6,322	7,256	(934)	(13)
Total consumer and commercial deposits	127,718	121,559	6,159	5
Brokered time deposits	2,284	2,369	(85)	(4)
Foreign deposits	30	57	(27)	(47)
Total deposits	130,032	123,985	6,047	5
Funds purchased	908	1,150	(242)	(21)
Securities sold under agreements to repurchase	1,781	2,113	(332)	(16)
Other short-term borrowings	6,878	2,858	4,020	NM
Long-term debt	11,894	14,663	(2,769)	(19)
Trading liabilities	1,554	2,731	(1,177)	(43)
Other liabilities	4,938	4,071	867	21
Total liabilities	157,985	151,571	6,414	4
SHAREHOLDERS' EQUITY
Preferred stock, no par value	275	172	103	60
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,243	9,324	(81)	(1)
Retained earnings	9,198	8,575	623	7
Treasury stock, at cost, and other	(699)	(823)	(124)	(15)
Accumulated other comprehensive income	1,674	1,425	249	17
Total shareholders' equity	20,241	19,223	1,018	5
Total liabilities and shareholders' equity	$178,226	$170,794	$7,432	4%

Common shares outstanding	538,056	536,817	1,239	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	3	2	1	50
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	11,865	13,104	(1,239)	(9)
1Includes earning assets of $154,950 and $145,895 as of March 31, 2012 and 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of				As of
	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2012	2011	Amount	%	2011	2011	2011
ASSETS
Cash and due from banks	$5,019	$3,696	$1,323	36%	$4,637	$5,633	$5,216
Interest-bearing deposits in other banks	21	21	—	—	21	20	20
Securities purchased under agreements to resell	941	792	149	19	842	1,134	981
Trading assets	6,316	6,279	37	1	6,288	6,586	6,289
Securities available for sale	27,323	28,117	(794)	(3)	27,502	27,216	26,569
Loans held for sale	2,749	2,353	396	17	2,243	2,052	2,165
Loans held for investment:
Commercial & industrial	50,189	49,538	651	1	47,985	45,922	45,080
Commercial real estate	4,910	5,094	(184)	(4)	5,330	5,707	6,043
Commercial construction	1,086	1,240	(154)	(12)	1,390	1,740	2,109
Residential mortgages - guaranteed	6,447	6,672	(225)	(3)	4,449	4,513	4,516
Residential mortgages - nonguaranteed	23,653	23,243	410	2	23,517	23,224	23,443
Residential home equity products	15,472	15,765	(293)	(2)	15,980	16,169	16,382
Residential construction	924	980	(56)	(6)	1,046	1,118	1,208
Consumer student loans - guaranteed	7,186	7,199	(13)	—	5,333	4,620	4,477
Consumer other direct	2,152	2,059	93	5	1,945	1,863	1,786
Consumer indirect	10,145	10,165	(20)	—	10,003	9,630	9,469
Consumer credit cards	527	540	(13)	(2)	497	407	419
Total loans held for investment	122,691	122,495	196	—	117,475	114,913	114,932
Allowance for loan and lease losses	(2,348)	(2,457)	(109)	(4)	(2,600)	(2,744)	(2,854)
Net loans held for investment	120,343	120,038	305	—	114,875	112,169	112,078
Goodwill	6,344	6,344	—	—	6,344	6,343	6,324
Other intangible assets	1,155	1,017	138	14	1,138	1,539	1,659
Other real estate owned	411	479	(68)	(14)	509	483	534
Other assets	7,604	7,723	(119)	(2)	8,154	8,998	8,959
Total assets[1]	$178,226	$176,859	$1,367	1%	$172,553	$172,173	$170,794
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$36,771	$34,359	$2,412	7%	$32,447	$30,591	$28,521
Interest-bearing consumer and commercial deposits:
NOW accounts	25,502	26,171	(669)	(3)	24,670	24,330	25,462
Money market accounts	42,683	42,312	371	1	43,236	42,427	43,055
Savings	5,134	4,664	470	10	4,644	4,600	4,518
Consumer time	11,306	11,661	(355)	(3)	12,177	12,598	12,747
Other time	6,322	6,444	(122)	(2)	6,759	7,125	7,256
Total consumer and commercial deposits	127,718	125,611	2,107	2	123,933	121,671	121,559
Brokered time deposits	2,284	2,281	3	—	2,283	2,345	2,369
Foreign deposits	30	30	—	—	35	905	57
Total deposits	130,032	127,922	2,110	2	126,251	124,921	123,985
Funds purchased	908	839	69	8	998	939	1,150
Securities sold under agreements to repurchase	1,781	1,644	137	8	2,016	2,253	2,113
Other short-term borrowings	6,878	8,983	(2,105)	(23)	3,218	2,791	2,858
Long-term debt	11,894	10,908	986	9	13,544	13,693	14,663
Trading liabilities	1,554	1,806	(252)	(14)	1,735	3,026	2,731
Other liabilities	4,938	4,691	247	5	4,591	4,890	4,071
Total liabilities	157,985	156,793	1,192	1	152,353	152,513	151,571
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	275	275	—	—	172	172	172
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,243	9,306	(63)	(1)	9,314	9,330	9,324
Retained earnings	9,198	8,978	220	2	8,933	8,745	8,575
Treasury stock, at cost, and other	(699)	(792)	(93)	(12)	(795)	(805)	(823)
Accumulated other comprehensive income	1,674	1,749	(75)	(4)	2,026	1,668	1,425
Total shareholders’ equity	20,241	20,066	175	1	20,200	19,660	19,223
Total liabilities and shareholders’ equity	$178,226	$176,859	$1,367	1%	$172,553	$172,173	$170,794

Common shares outstanding	538,056	536,967	1,089	—%	537,001	536,907	536,817
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	3	3	—	—	2	2	2
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	11,865	12,954	(1,089)	(8)	12,919	13,014	13,104
1Includes earning assets of $154,950, $154,696, $148,991, $146,367, and $145,895, as of March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011, and March 31, 2011, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	March 31, 2012			December 31, 2011			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$49,542	$599	4.86%	$48,461	$607	4.97%	$1,081	(0.11)%	$5,361	(0.49)%
Commercial real estate	4,737	44	3.72	4,911	46	3.73	(174)	(0.01)	(983)	(0.04)
Commercial construction	921	9	3.89	986	10	3.90	(65)	(0.01)	(545)	0.09
Residential mortgages - guaranteed	6,478	53	3.25	5,300	44	3.31	1,178	(0.06)	2,173	(0.01)
Residential mortgages - nonguaranteed	21,946	259	4.71	21,852	262	4.79	94	(0.08)	(227)	(0.47)
Home equity products	15,283	141	3.70	15,517	145	3.72	(234)	(0.02)	(931)	(0.08)
Residential construction	738	9	5.13	780	10	5.29	(42)	(0.16)	(224)	(0.07)
Guaranteed student loans	7,308	71	3.93	5,970	61	4.07	1,338	(0.14)	2,932	(0.37)
Other direct	2,100	23	4.45	1,998	23	4.57	102	(0.12)	359	(0.56)
Indirect	10,112	100	3.99	10,058	105	4.13	54	(0.14)	639	(0.90)
Credit cards	545	14	10.59	541	15	10.81	4	(0.22)	23	(0.95)
Nonaccrual	2,832	7	1.05	3,100	9	1.18	(268)	(0.13)	(1,197)	0.28
Total loans	122,542	1,329	4.36	119,474	1,337	4.44	3,068	(0.08)	7,380	(0.36)
Securities available for sale:
Taxable	24,250	190	3.14	24,701	192	3.10	(451)	0.04	545	0.02
Tax-exempt - FTE [1]	420	6	5.41	456	6	5.45	(36)	(0.04)	(129)	(0.13)
Total securities available for sale	24,670	196	3.17	25,157	198	3.14	(487)	0.03	416	—
Securities purchased under agreements to resell	731	—	0.03	850	—	0.04	(119)	0.01	(333)	0.02
Loans held for sale	2,649	25	3.70	2,168	22	4.10	481	(0.40)	(77)	(0.43)
Interest-bearing deposits	21	—	0.21	21	—	0.17	—	0.04	(1)	0.08
Interest earning trading assets	4,010	15	1.49	3,891	16	1.57	119	(0.08)	452	(1.00)
Total earning assets	154,623	1,565	4.07	151,561	1,573	4.12	3,062	(0.05)	7,837	(0.30)
Allowance for loan and lease losses	(2,428)			(2,536)			108		424
Cash and due from banks	4,563			4,328			235		(1,922)
Other assets	14,893			15,620			(727)		(2,806)
Noninterest earning trading assets	2,260			2,286			(26)		(394)
Unrealized gains on securities available for sale, net	2,944			2,826			118		650
Total assets	$176,855			$174,085			$2,770		$3,789
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,262	$6	0.10%	$24,994	$7	0.11%	$268	(0.01)%	$(108)	(0.07)%
Money market accounts	42,489	25	0.24	42,849	30	0.28	(360)	(0.04)	(114)	(0.22)
Savings	4,860	1	0.12	4,658	2	0.12	202	—	594	(0.01)
Consumer time	11,472	44	1.54	11,925	47	1.56	(453)	(0.02)	(1,302)	(0.07)
Other time	6,368	28	1.69	6,593	28	1.70	(225)	(0.01)	(1,049)	(0.09)
Total interest-bearing consumer and commercial deposits	90,451	104	0.46	91,019	114	0.50	(568)	(0.04)	(1,979)	(0.17)
Brokered time deposits	2,265	23	4.03	2,259	25	4.20	6	(0.17)	(82)	(0.33)
Foreign deposits	9	—	0.13	34	—	4.13	(25)	(4.00)	(250)	(0.02)
Total interest-bearing deposits	92,725	127	0.55	93,312	139	0.59	(587)	(0.04)	(2,311)	(0.17)
Funds purchased	871	—	0.10	969	—	0.10	(98)	—	(243)	(0.08)
Securities sold under agreements to repurchase	1,634	1	0.14	1,897	—	0.14	(263)	—	(668)	(0.02)
Interest-bearing trading liabilities	531	2	1.73	674	4	2.26	(143)	(0.53)	(399)	(1.61)
Other short-term borrowings	9,170	5	0.20	5,082	4	0.28	4,088	(0.08)	6,410	(0.21)
Long-term debt	11,356	88	3.13	12,757	102	3.17	(1,401)	(0.04)	(2,450)	(0.51)
Total interest-bearing liabilities	116,287	223	0.77	114,691	249	0.86	1,596	(0.09)	339	(0.30)
Noninterest-bearing deposits	35,392			34,053			1,339		7,112
Other liabilities	3,893			4,040			(147)		(62)
Noninterest-bearing trading liabilities	1,027			1,093			(66)		(749)
Shareholders’ equity	20,256			20,208			48		(2,851)
Total liabilities and shareholders’ equity	$176,855			$174,085			$2,770		$3,789
Interest Rate Spread			3.30%			3.26%		0.04%		—%
Net Interest Income - FTE [1]		$1,342			$1,324
Net Interest Margin [2]			3.49%			3.46%		0.03%		(0.04)%

1The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2011			June 30, 2011			March 31, 2011
	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$46,261	$595	5.11%	$45,158	$583	5.17%	$44,181	$583	5.35%
Commercial real estate	5,192	49	3.72	5,479	50	3.66	5,720	53	3.76
Commercial construction	1,043	10	3.90	1,204	11	3.83	1,466	14	3.80
Residential mortgages - guaranteed	4,349	39	3.59	4,387	39	3.57	4,305	35	3.26
Residential mortgages -nonguaranteed	21,888	266	4.87	21,794	273	5.01	22,173	287	5.18
Home equity products	15,718	148	3.74	15,924	150	3.77	16,214	151	3.78
Residential construction	826	11	5.10	885	12	5.24	962	12	5.20
Guaranteed student loans	4,765	52	4.35	4,552	49	4.37	4,376	46	4.30
Other direct	1,906	23	4.67	1,823	22	4.79	1,741	22	5.01
Indirect	9,761	109	4.44	9,459	111	4.70	9,473	114	4.89
Credit cards	522	15	11.31	457	15	12.98	522	15	11.54
Nonaccrual	3,407	7	0.79	3,798	10	1.08	4,029	8	0.77
Total loans	115,638	1,324	4.54	114,920	1,325	4.62	115,162	1,340	4.72
Securities available for sale:
Taxable	23,768	195	3.29	23,711	199	3.35	23,705	185	3.12
Tax-exempt - FTE [1]	485	7	5.44	517	7	5.47	549	7	5.54
Total securities available for sale	24,253	202	3.33	24,228	206	3.40	24,254	192	3.17
Securities purchased under agreements to resell	977	—	—	1,079	—	—	1,064	—	0.01
Loans held for sale	2,032	21	4.11	2,104	22	4.17	2,726	28	4.13
Interest-bearing deposits	21	—	0.15	23	—	0.16	22	—	0.13
Interest earning trading assets	3,915	21	2.09	3,631	20	2.30	3,558	22	2.49
Total earning assets	146,836	1,568	4.23	145,985	1,573	4.32	146,786	1,582	4.37
Allowance for loan and lease losses	(2,682)			(2,740)			(2,852)
Cash and due from banks	5,567			4,452			6,485
Other assets	16,676			17,348			17,699
Noninterest earning trading assets	2,897			2,999			2,654
Unrealized gains on securities available for sale, net	2,782			2,483			2,294
Total assets	$172,076			$170,527			$173,066
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,979	$8	0.13%	$24,672	$10	0.16%	$25,370	$11	0.17%
Money market accounts	43,095	39	0.36	42,865	43	0.40	42,603	48	0.46
Savings	4,622	2	0.15	4,587	2	0.18	4,266	1	0.13
Consumer time	12,404	49	1.59	12,712	51	1.60	12,774	51	1.61
Other time	6,940	30	1.70	7,203	31	1.74	7,417	33	1.78
Total interest-bearing consumer and commercial deposits	91,040	128	0.56	92,039	137	0.60	92,430	144	0.63
Brokered time deposits	2,303	26	4.34	2,317	25	4.38	2,347	25	4.36
Foreign deposits	9	—	0.13	23	—	0.05	259	—	0.15
Total interest-bearing deposits	93,352	154	0.65	94,379	162	0.69	95,036	169	0.72
Funds purchased	1,069	—	0.11	1,001	—	0.12	1,114	—	0.18
Securities sold under agreements to repurchase	2,170	1	0.15	2,264	1	0.14	2,302	1	0.16
Interest-bearing trading liabilities	878	7	2.95	922	8	3.39	930	8	3.34
Other short-term borrowings	3,063	3	0.40	2,934	3	0.38	2,760	3	0.41
Long-term debt	13,667	110	3.19	13,765	113	3.30	13,806	124	3.64
Total interest-bearing liabilities	114,199	275	0.95	115,265	287	1.00	115,948	305	1.07
Noninterest-bearing deposits	31,934			29,840			28,280
Other liabilities	4,069			3,823			3,955
Noninterest-bearing trading liabilities	1,874			2,090			1,776
Shareholders’ equity	20,000			19,509			23,107
Total liabilities and shareholders’ equity	$172,076			$170,527			$173,066
Interest Rate Spread			3.28%			3.32%			3.30%
Net Interest Income - FTE [1]		$1,293			$1,286			$1,277
Net Interest Margin [2]			3.49%			3.53%			3.53%

[1]	The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended March 31
			Increase/(Decrease)
	2012	2011	Amount	% [4]
CREDIT DATA
Allowance for credit losses - beginning	$2,505	$3,032	($527)	(17)%
Provision/(benefit) for unfunded commitments	4	(4)	(8)	NM
Provision for loan losses
Commercial	38	108	(70)	(65)
Residential	258	322	(64)	(20)
Consumer	17	21	(4)	(19)
Total provision for loan losses	313	451	(138)	(31)
Charge-offs
Commercial	(126)	(185)	(59)	(32)
Residential	(302)	(385)	(83)	(22)
Consumer	(35)	(45)	(10)	(22)
Total charge-offs	(463)	(615)	(152)	(25)
Recoveries
Commercial	25	29	(4)	(14)
Residential	5	5	—	—
Consumer	11	10	1	10
Total recoveries	41	44	(3)	(7)
Net charge-offs	(422)	(571)	(149)	(26)
Allowance for credit losses - ending	$2,400	$2,908	($508)	(17)%
Components:
Allowance for loan and lease losses	$2,348	$2,854	($506)	(18)%
Unfunded commitments reserve	52	54	(2)	(4)
Allowance for credit losses	$2,400	$2,908	($508)	(17)%
Net charge-offs to average loans (annualized)
Commercial	0.72%	1.19%	(0.47)%
Residential	2.57	3.37	(0.80)
Consumer	0.48	0.89	(0.41)
Total net charge-offs to total average loans	1.38%	2.01%	(0.63)%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$815	$1,863	($1,048)	(56)%
Residential	1,812	2,076	(264)	(13)
Consumer	22	32	(10)	(31)
Total nonaccrual/nonperforming loans	2,649	3,971	(1,322)	(33)
Other real estate owned (“OREO”)	411	534	(123)	(23)
Other repossessed assets	14	16	(2)	(13)
Nonperforming loans held for sale ("LHFS")	60	47	13	28
Total nonperforming assets	$3,134	$4,568	($1,434)	(31)%
Accruing restructured loans	$2,750	$2,643	$107	4%
Nonaccruing restructured loans	714	976	(262)	(27)
Accruing loans past due > 90 days (guaranteed)	2,088	1,570	518	33
Accruing loans past due > 90 days (non-guaranteed)	64	88	(24)	(27)
Total nonperforming loans to total loans	2.16%	3.46%	(1.30)%	(38)%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	2.54	3.95	(1.41)	(36)
Allowance to period-end loans[1,2]	1.92	2.49	(0.57)	(23)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.16	2.71	(0.55)	(20)
Allowance to nonperforming loans[1,2]	89.31	72.29	17.02	24
Allowance to annualized net charge-offs[1]	1.38x	1.23x	0.15x	12

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2012	2011	Amount	%[4]	2011	2011	2011
CREDIT DATA
Allowance for credit losses - beginning	$2,505	$2,650	($145)	(5)%	$2,795	$2,908	$3,032
Provision/(benefit) for unfunded commitments	4	(2)	(6)	NM	(1)	(3)	(4)
Provision for loan losses
Commercial	38	6	32	NM	86	124	108
Residential	258	304	(46)	(15)	236	252	322
Consumer	17	19	(2)	(11)	26	19	21
Total provision for loan losses	313	329	(16)	(5)	348	395	451
Charge-offs
Commercial	(126)	(185)	(59)	(32)	(214)	(220)	(185)
Residential	(302)	(305)	(3)	(1)	(282)	(303)	(385)
Consumer	(35)	(38)	(3)	(8)	(40)	(40)	(45)
Total charge-offs	(463)	(528)	(65)	(12)	(536)	(563)	(615)
Recoveries
Commercial	25	42	(17)	(40)	29	41	29
Residential	5	3	2	67	3	6	5
Consumer	11	11	—	—	12	11	10
Total recoveries	41	56	(15)	(27)	44	58	44
Net charge-offs	(422)	(472)	(50)	(11)	(492)	(505)	(571)
Allowance for credit losses - ending	$2,400	$2,505	($105)	(4)%	$2,650	$2,795	$2,908
Components:
Allowance for loan and lease losses	$2,348	$2,457	($109)	(4)%	$2,600	$2,744	$2,854
Unfunded commitments reserve	52	48	4	8	50	51	54
Allowance for credit losses	$2,400	$2,505	($105)	(4)%	$2,650	$2,795	$2,908
Net charge-offs to average loans (annualized)
Commercial	0.72%	1.02%	(0.30)%		1.37%	1.34%	1.19%
Residential	2.57	2.63	(0.06)		2.47	2.65	3.37
Consumer	0.48	0.58	(0.10)		0.66	0.71	0.89
Total net charge-offs to total average loans	1.38%	1.57%	(0.19)%		1.69%	1.76%	2.01%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$815	$926	($111)	(12)%	$1,205	$1,563	$1,863
Residential	1,812	1,951	(139)	(7)	2,007	2,013	2,076
Consumer	22	26	(4)	(15)	27	34	32
Total nonaccrual/nonperforming loans	2,649	2,903	(254)	(9)	3,239	3,610	3,971
OREO	411	479	(68)	(14)	509	483	534
Other repossessed assets	14	10	4	40	15	11	16
Nonperforming LHFS	60	—	60	NM	—	—	47
Total nonperforming assets	$3,134	$3,392	($258)	(8)%	$3,763	$4,104	$4,568
Accruing restructured loans	$2,750	$2,820	($70)	(2)%	$2,824	$2,719	$2,643
Nonaccruing restructured loans	714	802	(88)	(11)	883	923	976
Accruing loans past due > 90 days (guaranteed)	2,088	1,971	117	6	1,708	1,567	1,570
Accruing loans past due > 90 days (non-guaranteed)	64	57	7	12	116	69	88
Total nonperforming loans to total loans	2.16%	2.37%	(0.21)%	(9)%	2.76%	3.14%	3.46%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	2.54	2.76	(0.22)	(8)	3.19	3.56	3.95
Allowance to period-end loans[1,2]	1.92	2.01	(0.09)	(4)	2.22	2.40	2.49
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.16	2.27	(0.11)	(5)	2.42	2.61	2.71
Allowance to nonperforming loans[1,2]	89.31	85.39	3.92	5	80.92	76.57	72.29
Allowance to annualized net charge-offs[1]	1.38x	1.31x	0.07x	5	1.33x	1.35x	1.23x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$67	$1,439	$65	$1,571
Amortization	(8)	—	(3)	(11)
Mortgage Servicing Rights (“MSRs”) originated	—	88	—	88
Fair value changes due to inputs and assumptions	—	70	—	70
Other changes in fair value	—	(52)	—	(52)
Sale of MSRs	—	(7)	—	(7)
Balance, March 31, 2011	$59	$1,538	$62	$1,659
Balance, beginning of period	$38	$921	$58	$1,017
Amortization	(6)	—	(5)	(11)
MSRs originated	—	83	—	83
Fair value changes due to inputs and assumptions	—	124	—	124
Other changes in fair value	—	(57)	—	(57)
Sale of MSRs	—	(1)	—	(1)
Balance, March 31, 2012	$32	$1,070	$53	$1,155

	Three Months Ended
	March 31 2012	December 31 2011	September 30 2011	June 30 2011	March 31 2011
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	536,967	537,001	536,907	536,817	500,436
Common shares issued (exchanged) for employee benefit plans, stock option, and restricted stock activity	1,089	(34)	94	90	1,127
Issuance of common stock - Capital Plan	—	—	—	—	35,254
Balance, end of period	538,056	536,967	537,001	536,907	536,817

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE[1]
Efficiency ratio[2]	69.50%	81.45%	71.05%	70.17%	67.83%
Impact of excluding amortization of intangible assets	(0.48)	(0.46)	(0.50)	(0.53)	(0.51)
Tangible efficiency ratio[3]	69.02%	80.99%	70.55%	69.64%	67.32%
Total shareholders' equity	$20,241	$20,066	$20,200	$19,660	$19,223
Goodwill, net of deferred taxes of $164 million, $154 million, $149 million, $144 million, and $139 million, respectively	(6,180)	(6,190)	(6,195)	(6,199)	(6,185)
Other intangible assets, net of deferred taxes of $14 million, $16 million, $18 million, $21 million, and $24 million, respectively, and MSRs	(1,142)	(1,001)	(1,120)	(1,518)	(1,635)
MSRs	1,070	921	1,033	1,423	1,538
Tangible equity	13,989	13,796	13,918	13,366	12,941
Preferred stock	(275)	(275)	(172)	(172)	(172)
Tangible common equity	$13,714	$13,521	$13,746	$13,194	$12,769
Total assets	$178,226	$176,859	$172,553	$172,173	$170,794
Goodwill	(6,344)	(6,344)	(6,344)	(6,343)	(6,324)
Other intangible assets including MSRs	(1,155)	(1,017)	(1,138)	(1,539)	(1,659)
MSRs	1,070	921	1,033	1,423	1,538
Tangible assets	$171,797	$170,419	$166,104	$165,714	$164,349
Tangible equity to tangible assets[4]	8.14%	8.10%	8.38%	8.07%	7.87%
Tangible book value per common share[5]	$25.49	$25.18	$25.60	$24.57	$23.79
Net interest income	$1,311	$1,294	$1,263	$1,259	$1,249
Taxable-equivalent adjustment	31	30	30	27	28
Net interest income - FTE	1,342	1,324	1,293	1,286	1,277
Noninterest income	876	723	903	912	883
Total revenue - FTE	2,218	2,047	2,196	2,198	2,160
Securities gains, net	(18)	(19)	(2)	(32)	(64)
Total revenue - FTE excluding net securities gains[6]	$2,200	$2,028	$2,194	$2,166	$2,096

Total loans	$122,691	$122,495	$117,475	$114,913	$114,932
Government guaranteed loans	(13,633)	(13,871)	(9,782)	(9,133)	(8,993)
Loans held at fair value	(413)	(433)	(452)	(449)	(457)
Total loans, excluding government guaranteed and fair value loans	$108,645	$108,191	$107,241	$105,331	$105,482
Allowance to total loans, excluding government guaranteed and fair value loans[7]	2.16%	2.27%	2.42%	2.61%	2.71%

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
3 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
4 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
5 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
6 SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
7 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans, to exclude loans from the calculation that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss.

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE[1]
Net income available to common shareholders	$245	$71	$211	$174	$38
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	74
Net income available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$245	$71	$211	$174	$112
Net income per average common share - diluted	$0.46	$0.13	$0.39	$0.33	$0.08
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	0.14
Net income per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$0.46	$0.13	$0.39	$0.33	$0.22

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
Net income	$250	$74	$215	$178	$180
Preferred dividends	(3)	(2)	(2)	(2)	(2)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	—	—	—	—	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	(74)
Dividends and undistributed earnings allocated to unvested shares	(2)	(1)	(2)	(2)	—
Net income available to common shareholders	$245	$71	$211	$174	$38

[1]
Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2012	2011	% Change
Statements of Income
Net interest income [1]	$634	$619	2%
FTE adjustment	—	—	—
Net interest income - FTE	634	619	2
Provision for credit losses [2]	155	202	(23)
Net interest income - FTE - after provision for credit losses	479	417	15
Noninterest income before securities gains/(losses)	323	359	(10)
Securities gains/(losses), net	—	—	—
Total noninterest income	323	359	(10)
Noninterest expense before amortization of intangible assets	700	694	1
Amortization of intangible assets	7	9	(22)
Total noninterest expense	707	703	1
Income before provision for income taxes	95	73	30
Provision for income taxes	34	27	26
FTE adjustment	—	—	—
Net income including income attributable to noncontrolling interest	61	46	33
Less: net income attributable to noncontrolling interest	—	—	—
Net income	$61	$46	33

Total revenue - FTE	$957	$978	(2)
Selected Average Balances
Total loans	$41,462	$38,856	7%
Goodwill	3,752	3,725	1
Other intangible assets excluding MSRs	63	92	(32)
Total assets	46,105	43,418	6
Consumer and commercial deposits	76,809	75,975	1
Performance Ratios
Efficiency ratio	73.90%	71.92%
Impact of excluding amortization of intangible assets	(3.36)	(3.79)
Tangible efficiency ratio	70.54%	68.13%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$47,767	$48,863	(2)%
Non-managed assets	38,755	41,054	(6)
Total assets under administration	86,522	89,917	(4)
Brokerage assets	37,715	35,685	6
Corporate trust assets	11,761	10,429	13
Total assets under advisement	$135,998	$136,031	—

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for Private Wealth Management clients. The Wholesale Banking segment includes additional assets under administration/advisement for GenSpring and RidgeWorth clients.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2012	2011	% Change [4]
Statements of Income
Net interest income [1]	$429	$389	10%
FTE adjustment	29	26	12
Net interest income - FTE	458	415	10
Provision for credit losses [2]	101	146	(31)
Net interest income - FTE - after provision for credit losses	357	269	33
Noninterest income before securities gains/(losses)	379	388	(2)
Securities gains/(losses), net	—	—	—
Total noninterest income	379	388	(2)
Noninterest expense before amortization of intangible assets	512	532	(4)
Amortization of intangible assets	3	1	NM
Total noninterest expense	515	533	(3)
Income - FTE - before provision/(benefit) for income taxes	221	124	78
Provision/(benefit) for income taxes	30	(3)	NM
FTE adjustment	29	26	12
Net income including income attributable to noncontrolling interest	162	101	60
Less: net income attributable to noncontrolling interest	8	5	60
Net income	$154	$96	60

Total revenue - FTE	$837	$803	4
Selected Average Balances
Total loans	$50,269	$46,997	7%
Goodwill	2,592	2,598	—
Other intangible assets excluding MSRs	25	31	(19)
Total assets	63,358	61,282	3
Consumer and commercial deposits	45,780	41,581	10
Performance Ratios
Efficiency ratio	61.59%	66.50%
Impact of excluding amortization of intangible assets	(2.09)	(2.41)
Tangible efficiency ratio	59.50%	64.09%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$55,367	$55,730	(1)%
Non-managed assets	8,081	10,133	(20)
Total assets under administration	63,448	65,863	(4)
Brokerage assets	—	—	—
Corporate trust assets	—	—	—
Total assets under advisement	$63,448	$65,863	(4)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for GenSpring and RidgeWorth clients. The Consumer Banking and Private Wealth Management segment includes additional assets under administration/advisement for Private Wealth Management clients.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2012	2011	% Change
Statements of Income
Net interest income [1]	$126	$120	5%
FTE adjustment	—	—	—
Net interest income - FTE	126	120	5
Provision for credit losses [2]	166	223	(26)
Net interest income - FTE - after provision for credit losses	(40)	(103)	61
Noninterest income before securities gains/(losses)	157	81	94
Securities gains/(losses), net	—	—	—
Total noninterest income	157	81	94
Noninterest expense before amortization of intangible assets	334	248	35
Amortization of intangible assets	—	—	—
Total noninterest expense	334	248	35
Loss before benefit for income taxes	(217)	(270)	20
Benefit for income taxes	(85)	(104)	18
FTE adjustment	—	—	—
Net loss including income attributable to noncontrolling interest	(132)	(166)	20
Less: net income attributable to noncontrolling interest	—	—	—
Net loss	($132)	($166)	20

Total revenue - FTE	$283	$201	41
Selected Average Balances
Total loans	$30,796	$29,315	5%
Goodwill	—	—	—
Other intangible assets excluding MSRs	—	—	—
Total assets	35,235	34,537	2
Consumer and commercial deposits	3,199	2,983	7
Performance Ratios
Efficiency ratio	117.93%	123.46%
Impact of excluding amortization of intangible assets	—	—
Tangible efficiency ratio	117.93%	123.46%
Other Information
Production Data
Channel mix
Retail	$4,187	$3,716	13%
Wholesale	1,321	769	72
Correspondent	2,165	1,266	71
Total production	$7,673	$5,751	33
Channel mix - percent
Retail	55%	65%
Wholesale	17	13
Correspondent	28	22
Total production	100%	100%
Purchase and refinance mix
Refinance	$5,845	$4,077	43
Purchase	1,828	1,674	9
Total production	$7,673	$5,751	33
Purchase and refinance mix - percent
Refinance	76%	71%
Purchase	24	29
Total production	100%	100%

Applications	$16,676	$9,094	83
Mortgage Servicing Data (End of Period)
Total loans serviced	$155,351	$164,463	(6)%
Total loans serviced for others	121,444	132,685	(8)
Net carrying value of MSRs	1,070	1,538	(30)
Ratio of net carrying value of MSRs to total loans serviced for others	0.881%	1.159%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2012	2011	% Change [3]
Statements of Income
Net interest income	$122	$121	1%
FTE adjustment	2	2	—
Net interest income - FTE	124	123	1
Provision for credit losses [1]	(105)	(124)	15
Net interest income - FTE - after provision for credit losses	229	247	(7)
Noninterest income before securities gains	(1)	(9)	89
Securities gains, net	18	64	(72)
Total noninterest income	17	55	(69)
Noninterest expense before amortization of intangible assets	(16)	(20)	20
Amortization of intangible assets	1	1	—
Total noninterest expense	(15)	(19)	21
Income - FTE - before provision for income taxes	261	321	(19)
Provision for income taxes	90	113	(20)
FTE adjustment	2	2	—
Net income including income attributable to noncontrolling interest	169	206	(18)
Less: net income attributable to noncontrolling interest	2	2	—
Net income	$167	$204	(18)

Total revenue - FTE	$141	$178	(21)
Selected Average Balances
Total loans	$15	($6)	NM
Securities available for sale	24,462	24,027	2
Goodwill	—	—	—
Other intangible assets excluding MSRs	3	3	—
Total assets	32,157	33,829	(5)
Consumer and commercial deposits	55	171	(68)
Other Information
Duration of investment portfolio	2.5%	3.2%
Accounting net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.0%	(0.1)%
Instantaneous 100 bp decrease in rates over next 12 months	(1.7)%	(1.0)%
Economic net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	1.7%	(0.5)%
Instantaneous 100 bp decrease in rates over next 12 months	(1.6)%	(0.8)%

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

[2]
The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for certain long-term debt and the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in net interest income.

[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions)    (Unaudited)

	Three Months Ended March 31
	2012	2011	% Change [1]
Statements of Income
Net interest income	$1,311	$1,249	5%
FTE adjustment	31	28	11
Net interest income - FTE	1,342	1,277	5
Provision for credit losses	317	447	(29)
Net interest income - FTE - after provision for credit losses	1,025	830	23
Noninterest income before securities gains	858	819	5
Securities gains, net	18	64	(72)
Total noninterest income	876	883	(1)
Noninterest expense before amortization of intangible assets	1,530	1,454	5
Amortization of intangible assets	11	11	—
Total noninterest expense	1,541	1,465	5
Income - FTE - before provision for income taxes	360	248	45
Provision for income taxes	69	33	NM
FTE adjustment	31	28	11
Net income including income attributable to noncontrolling interest	260	187	39
Less: net income attributable to noncontrolling interest	10	7	43
Net income	$250	$180	39

Total revenue - FTE	$2,218	$2,160	3
Selected Average Balances
Total loans	$122,542	$115,162	6%
Goodwill	6,344	6,323	—
Other intangible assets excluding MSRs	91	126	(28)
Total assets	176,855	173,066	2
Consumer and commercial deposits	125,843	120,710	4
Performance Ratios
Efficiency ratio	69.50%	67.83%
Impact of excluding amortization of intangible assets	(0.48)	(0.51)
Tangible efficiency ratio	69.02%	67.32%
Other Information (End of Period)
Assets under administration
Managed (discretionary) assets	$103,134	$104,593	(1)%
Non-managed assets	46,836	51,187	(9)
Total assets under administration	149,970	155,780	(4)
Brokerage assets	37,715	35,685	6
Corporate trust assets	11,761	10,429	13
Total assets under advisement	$199,446	$201,894	(1)

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.